Exhibit 99.1

Perma-Fix Reports Preliminary Unaudited
Financial Results for the Third Quarter of 2013

Achieves Estimated Positive EBITDA for the Third Quarter of 2013

ATLANTA – November 18, 2013 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced preliminary unaudited results for the third quarter ended September 30, 2013. The Company also announced it is required to restate the financial statements contained in its 2012 Form 10-K, which has delayed the filing of its Form 10-Q for the period ended September 30, 2013. The Company anticipates its 2012 net income will increase by $3.3 million as a result of the restatement. The restatement has no impact on the Company’s previously reported cash and cash equivalents, revenue or income (loss) from continuing operations before income taxes.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Despite the challenging fiscal environment, we achieved an estimated $770,000 of EBITDA for the third quarter of 2013.  Importantly, our backlog increased by approximately $3 million from the second quarter of 2013, as a large number of waste shipments were received late in the quarter.  Over the long-term, we remain encouraged by the outlook for the Treatment Segment; however, the fourth quarter may remain weak due to the recent government shutdown and the continued uncertainty that exists following the end of the government shutdown. Within the Services Segment we continue to focus on expansion into both commercial and international markets to help offset the uncertainties of domestic government spending.  At the same time, we continue actively bidding on a number of very sizable government projects.  Lastly, we are seeing positive results from the financial and operational measures we took the past few quarters to reduce our operating costs and bring them in line with revenue levels. As the overall funding environment begins to improve, we expect to benefit from improved margins and profitability.”

Preliminary Financial Results

The Company anticipates that it will have revenues of approximately $19.1 million and $61.7 million for the three and nine months ended September 30, 2013, respectively, from continuing operations, as compared to revenues of approximately $29.2 million and $100.8 million, respectively, for the corresponding periods of 2012. Also, the Company estimates that it will have net losses of approximately $568,000 and $4.4 million for the three and nine months ended September 30, 2013, respectively, from continuing operations, as compared to net losses of approximately $472,000 and $2.3 million, respectively, for the corresponding periods of 2012. The Company estimates that it will have net losses of approximately $240,000 and $224,000 for the three and nine months ended September 30, 2013, respectively, from discontinued operations, as compared to net losses of $61,000 and $259,000, respectively, for the corresponding periods of 2012. We further anticipate that net losses per share attributable to Perma-Fix Environmental Services, Inc. stockholders (basic and diluted) were $(.07) and $(.41) for the three and nine months ended September 30, 2013, respectively, as compared to net losses of $(.05) and $(.24) for the corresponding periods of 2012, respectively.

Restatement

During the process of reviewing and filing the Company’s 2012 tax returns, the Company identified information related to certain deferred tax assets that were recorded as part of the acquisition of the Diversified Scientific Services, Inc. subsidiary (“DSSI”) in 2000. Upon subsequent analysis of this information, the Company determined that there was not sufficient support for a portion of the deferred tax assets.  To correct the error, based on our preliminary analysis, the Company intends to reduce the beginning retained earnings balance in 2010 by approximately $1.6 million, reduce income tax expense by approximately $1.4 million in 2010, record approximately $6.3 million of income tax expense in 2011 and reverse the $3.3 million of income tax expense recorded in 2012.

The restatement has no impact on the Company’s previously reported cash and cash equivalents, revenue or income (loss) from continuing operations before income taxes.

By letter dated November 14, 2013, the NASDAQ advised the Company that since it failed to file its Form 10-Q for the period ended September 30, 2013 (“Form 10-Q”), it no longer complies with the NASDAQ Listing Rule 5250(c)(1) for continued listing, and that the Company has 60 calendar days to submit a plan to the NASDAQ to regain compliance.  If the NASDAQ accepts such plan, the NASDAQ can grant an exception to the Company for up to 180 calendar days from the due date for filing the Form 10-Q, or until May 12, 2014, to regain compliance.  Acceptance of such plan is discretionary with the NASDAQ. The Company anticipates that it will be able to file the Form 10-Q substantially prior to the expiration of such 60-day period and regain compliance with the NASDAQ Listing Rules.  This notification has no immediate effect on the listing of the Company’s Common Stock with NASDAQ.  There can be no assurance, however, that the Company will be able to regain compliance with the listing requirements discussed above or otherwise satisfy the other NASDAQ listing criteria.

Reconciliation

The Company anticipates it will record Adjusted EBITDA of $770,000 from continuing operations during the quarter ended September 30, 2013, as compared to Adjusted EBITDA of $1.3 million for the same period of 2012. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.  Due to the unique accounting for the recognition of fair market value of percentage of completion contracts resulting from the acquisition of SEC and the goodwill impairment charge for the CHPRC reporting unit, the Company recognizes that EBITDA is an “Adjusted EBITDA” and understands these differences when measuring performance.  The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to loss from continuing operations for the three months ended September 30, 2013 and 2012.

	Quarter Ended
	September 30,
(In thousands)	2013	2012
Loss from continuing operations	$(568)	$(472)

Adjustments:
Depreciation & amortization	1,267	1,349
Interest income	(8)	(10)
Interest expense	187	223
Interest expense - financing fees	40	23
Loss on debt modification - financing fees	65	—
Income tax expense (benefit)	(383)	(247)

EBITDA	600	866

Cost in excess of revenue and amortization
of acquired contracts	170	460
Impairment loss on goodwill	—	—

Adjusted EBITDA	$770	$1,326

Conference Call

The Company plans to report its complete financial results and host the quarterly conference call upon final review of the financial results by the Company’s independent registered public accounting firm.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services.  The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the DOE, the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients.  The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.  Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward‑looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward‑looking statements include, but are not limited to: the Company expects to benefit from improved margins and profitability as the overall funding environment begins to improve; we remain encouraged by the outlook for the Treatment Segment; fourth quarter results; the amount of revenue and losses that we anticipate for the nine months ended September 30, 2013; that the Company anticipates that it will be able to file the Form 10-Q substantially prior to the expiration of such 60-day period and regain compliance with the NASDAQ Listing Rule; and if the Company is unable to file its Form 10-Q within the 60-day period, it intends to file with the NASDAQ a plan to regain compliance within the Listing Rules of the NASDAQ.  All forward‑looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing and appropriate funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; revisions by our auditors in connection with their review of our third quarter 2013 results; unexpected results due to the restatement referenced above; changes to the NASDAQ rules; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2012 Form 10-K and Forms 10-Q for quarters ended March 31, 2013 and June 30, 2013. The Company makes no commitment to disclose any revisions to forward‑looking statements, or any facts, events or circumstances after the date hereof that bear upon forward‑looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316